HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000  o  fax 617-526-5000





March 13, 1997



Catholic Values Investment Trust
24 Federal Street
Boston, Massachusetts 02110

Ladies and Gentlemen:

         Catholic Values Investment Trust (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated, executed and delivered in Boston, Massachusetts on November 25, 1996 (the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, without par value.

         The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to
Article V,  Section  5.1 of the  Declaration  of Trust,  the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to establish and designate one or more series of shares and one or more classes thereof as they deem necessary, appropriate or desirable. Pursuant to Article V, Section 5.4 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares to such party or parties and for such amount and type of consideration, including cash or property, at such time or times and on such terms as the Trustees may deem appropriate or desirable, all without authorization or approval of the shareholders.

         In and pursuant to Article V, Section 5.5 of the Declaration of Trust, the Trustees established one series of shares designated Catholic Values Investment Trust Equity Fund.

         By vote dated November 25, 1996 and ratified on January 22, 1997, the Trustees of the Trust authorized the President, any Vice President, the Treasurer or any Assistant Treasurer, and the Secretary or any Assistant Secretary of the Trust from time to time to determine the appropriate number of shares to be registered, to take all appropriate action to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.


         We have examined the Declaration of Trust, the By-Laws, as amended from time to time, of the Trust, votes of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

         For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the nonassessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

         We are of the opinion that all necessary Trust action precedent to the issue of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust's Declaration of Trust and registration statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion as an exhibit to the Trust's registration statement or any amendment thereto on Form N-1A. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.



Very truly yours,

/s/Hale and Dorr LLP

Hale and Dorr LLP